Exhibit 99.1

         ICOS Saddened by Death of Director Walter B. Wriston

    BOTHELL, Wash.--(BUSINESS WIRE)--Jan. 20, 2005--Paul Clark, Chairman and Chief Executive Officer of ICOS Corporation (Nasdaq:ICOS), today gave the following statement regarding the recent passing of Walter B. Wriston, a member of the ICOS board of directors.
    Walter Wriston was one of ICOS' first directors, joining the board in January 1990 when the company began operations. His vision and leadership have been invaluable and will serve ICOS for many years to come.
    The world has lost a business leader who was a champion of free markets. He dedicated his life to improving business, on a global scale, through innovation for the benefit of customers.
    Everyone at ICOS mourns Walt's passing and extends heartfelt condolences to his family.
    ICOS Corporation is a biotechnology company headquartered in Bothell, Washington.

    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425-415-2207